                                                                                                                                                                                                                                                                                  Exhibit 99.1

For Release at 6:00 am Central Time (7:00 am Eastern Time)

NOVAMED REPORTS 32% INCREASE IN TOTAL NET REVENUE

CHICAGO (August 2, 2006) - NovaMed, Inc. (Nasdaq: NOVA) today reported results for the second quarter ended June 30, 2006. Second quarter continuing operations highlights were:

•	Total net revenue increased 32% to $27,042,000
•	Net income increased 23% to $1,653,000, or $0.07 per diluted share, after the impact of $251,000 of non-cash stock compensation expense, or $0.01 per diluted share
•	Surgical facilities net revenue increased 40% to $21,105,000

For the second quarter ended June 30, 2006, total net revenue was $27,042,000, up 32% from $20,411,000 in the prior year second quarter. Net revenue from surgical facilities was $21,105,000, up 40% from $15,061,000 in the prior year second quarter. This revenue increase was primarily due to a 37% increase in total surgical procedures performed in the second quarter of 2006 as compared to the same period in the prior year. On a same-facility basis, surgical facilities net revenue increased 11% over the prior year second quarter. Product sales and other revenue was $5,937,000 in the second quarter of 2006, up 11% from the prior year second quarter.

Operating income in the second quarter of 2006 increased 47% to $6,077,000, or 22% of net revenue, from $4,145,000, or 20% of net revenue, in the same period last year. Operating expenses in the second quarter of 2006 included $418,000 in non-cash, stock compensation expense recorded in accordance with NovaMed’s adoption of FAS 123(R) on January 1, 2006. Net income from continuing operations in the second quarter of 2006 increased 23% to $1,653,000, or $0.07 per diluted share, from $1,341,000, or $0.06 per diluted share, in the prior year second quarter. Stock compensation expense recorded in the second quarter of 2006 impacted net income from continuing operations by $251,000 or $0.01 per diluted share. No stock compensation expense was recorded in the second quarter of 2005.

For the six months ended June 30, 2006, total net revenue was $50,958,000, up 32% from $38,697,000 for the first six months last year. Net revenue from surgical facilities was $38,970,000, up 37% from $28,484,000 for the first six months last year. This revenue increase was primarily due to a 33% increase in total surgical procedures performed in the first six months of 2006 as compared to the same period in the prior year. On a same-facility basis, surgical facilities net revenue increased 7% over the comparable period in 2005. Product sales and other revenue was $11,988,000 for the six months ended June 30, 2006, up 17% from $10,213,000 in the same period last year.

Operating income for the first six months of 2006 increased 43% to $10,834,000, or 21% of net revenue, from $7,600,000, or 20% of net revenue, in the same period last year. Operating expenses in the first six months of 2006 included $835,000 in non-cash, stock compensation expense. Net income from continuing operations for the first six months of 2006 increased 19% to $3,020,000, or $0.12 per diluted share, from $2,546,000, or $0.11 per diluted share, in the same period last year. Stock compensation expense recorded in the first six months of 2006 impacted net income from continuing operations by $501,000 or $0.02 per diluted share. No stock compensation expense was recorded in the first six months of 2005.

During the second quarter of 2006, NovaMed acquired a 55% interest in an ophthalmic surgery center located in San Antonio, Texas and a 51% interest in an ophthalmic surgery center located in Jonesboro, Arkansas. On July 19, 2006, NovaMed purchased a 61% interest in a multi-specialty surgery center located in Laredo, Texas. On June 29, 2006, NovaMed amended its credit facility to increase its size from $50 million to $80 million, with an option to increase the maximum commitment to $100 million under certain conditions.

Commenting on the second quarter results, Thomas S. Hall, President and Chief Executive Officer of NovaMed, said, “We are pleased with our operating results in the second quarter, particularly the significant improvement in our same-facility net revenue growth. Our 11% same-facility net revenue growth in the second quarter and 7% growth year-to-date is more in line with our internal objective for same-facility growth. We believe that our in-market sales initiative will positively impact same-facility growth going forward.”

“We are also pleased with our acquisition momentum. We have completed four surgery center acquisitions so far this year and have another located in Gainesville, Florida under a definitive agreement which we expect to close in the third quarter,” added Mr. Hall. “With our current deal pipeline and expanded credit facility, we are well positioned to continue this momentum through the balance of this year.”

NovaMed acquires, develops and operates ambulatory surgery centers in partnership with physicians. NovaMed currently has ownership interests in 32 surgery centers located in 17 states. NovaMed’s executive offices are located in Chicago, Illinois.

As previously announced, NovaMed will hold a conference call to discuss this release at 10:00 a.m. Central Time on Wednesday, August 2, 2006. Investors can listen to the call over the Internet by visiting www.earnings.com or at NovaMed’s website at www.novamed.com. For those who cannot listen to the live broadcast, a replay will be available at these sites through September 1, 2006.

NovaMed measures same-facility results using only those facilities that it has owned and operated for the entire current and prior year periods reported. This press release contains forward-looking statements that relate to possible future events. These statements are based on management’s current expectations and are subject to risks and uncertainties, which could cause our actual results to differ materially from those expressed or implied in this press release. These risks and uncertainties relate to our business, our industry and our common stock and include: our ability to acquire, develop or manage a sufficient number of profitable surgical facilities, including facilities that are not exclusively dedicated to eye-related procedures; reduced prices and reimbursement rates for surgical procedures; our ability to maintain successful relationships with the physicians who use our surgical facilities; the application of existing or proposed government regulations, or the adoption of new laws and regulations, that could limit our business operations, require us to incur significant expenditures or limit our ability to relocate our facilities if necessary; and demand for elective surgical procedures. Readers are encouraged to review a more complete discussion of the factors affecting NovaMed’s business and prospects in its filings with the Securities and Exchange Commission, including the company’s 2005 Form 10-K filed on April 28, 2006. Readers should not place undue reliance on any forward-looking statements. Except as required by the federal securities laws, NovaMed undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changing circumstances or any other reason after the date of this press release.
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CONTACT

Scott T. Macomber
Executive Vice President and Chief Financial Officer
(312) 664-4100
smacomber@novamed.com

NovaMed, Inc.
Unaudited Condensed Consolidated Statements of Operations
(In thousands, except per share data, ASCs operated and procedures performed)

	Three months ended		Six months ended
	June 30,		June 30,
	2006	2005	2006	2005
Net revenue:
Surgical facilities	$21,105	$15,061	$38,970	$28,484
Product sales and other	5,937	5,350	11,988	10,213
Total net revenue	27,042	20,411	50,958	38,697

Operating expenses:
Salaries, wages and benefits	8,572	6,099	16,617	12,111
Cost of sales and medical supplies	6,661	4,963	12,553	9,408
Selling, general and administrative	4,983	4,653	9,486	8,451
Depreciation and amortization	749	551	1,468	1,127
Total operating expenses	20,965	16,266	40,124	31,097

Operating income	6,077	4,145	10,834	7,600

Interest (income) expense, net	574	193	950	296
Minority interest	2,825	1,891	5,042	3,413
Earnings of nonconsolidated affiliate	(11)	(39)	(31)	(100)
Gain on sale of minority interests	-	(36)	(9)	(36)
Other (income) expense, net	(66)	(98)	(152)	(216)

Income before income taxes	2,755	2,234	5,034	4,243
Income tax provision	1,102	893	2,014	1,697

Net income from continuing operations	1,653	1,341	3,020	2,546
Net income from discontinued operations	-	38	-	187

Net income	$1,653	$1,379	$3,020	$2,733

Earnings per common share - diluted:
Earnings from continuing operations	$0.07	$0.06	$0.12	$0.11
Earnings from discontinued operations	-	-	-	0.01
Net earnings per diluted share	$0.07	$0.06	$0.12	$0.12

Shares used in computing diluted earnings per share	24,775	23,536	24,694	23,650

Selected Operating Data:

ASCs operated at end of period	31	26	31	26
Procedures performed during the period	25,581	18,722	47,956	36,035
Cash flow provided by operating activities	$3,607	$2,316	$6,329	$4,393
Cash flow used in investing activities	$(8,164)	$(2,179)	$(21,177)	$(10,574)
Cash flow provided by financing activities	$3,107	$1,068	$14,884	$8,103

	June 30,	December 31,
Balance Sheet Data:	2006	2005

Cash and cash equivalents	$1,714	$1,690
Accounts receivable, net	15,197	11,933
Working capital	9,040	6,669
Total assets	122,700	97,162
Long-term debt	32,857	17,404
Minority interest	11,664	10,266
Stockholders' equity	65,756	58,675